BLUEROCK MULTIFAMILY GROWTH REIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Bluerock Multifamily Growth REIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new Article I to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Bluerock Residential Growth REIT, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

FOURTH: Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 18th day of November, 2013.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

By:	/s/ Jordan Ruddy
Jordan Ruddy
President

ATTEST:

By:	/s/ Michael L. Konig
Michael L. Konig
Secretary